Exhibit 99.1

Consent of Independent Registered Public Accounting Firm

Verano Holdings Corp.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-265940) of Verano Holdings Corp. of our report dated April 26, 2022 (except for the effect of the restatement disclosed in Note 4, as to which the date is August 19, 2022, relating to the consolidated financial statements of Verano Holdings Corp. appearing in this Form 10 for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Irvine, California

August 19, 2022